EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
China Shengda Packaging Group Inc.	CCG Investor Relations
Kendra Yang, Board Secretary	Mark Collinson
Tel: +86-571 82838770	Tel: +1-310-954-1343
E-mail: yxy@cnpti.com	Email: mark.collinson@ccgir.com
Website: http://www.cnpti.com	Website: http://www.ccgasiair.com

FOR IMMEDIATE RELEASE

China Shengda Packaging Group Inc.
Regains NASDAQ Compliance

HANGZHOU, CHINA, December 19, 2011 – China Shengda Packaging Group Inc. (NASDAQ: CPGI) (“China Shengda Packaging” or the “Company”), a leading Chinese paper packaging manufacturer, today announced that the Company received a notice (the “Notice”) from The NASDAQ Stock Market on December 15, 2011 indicating that the Company’s common stock has regained compliance with NASDAQ’s $1.00 minimum closing bid price requirement. The Notice indicated that NASDAQ determined that the closing bid price of the Company’s common stock had been at $1.00 per share or greater for ten consecutive business days. As previously announced, the Company received a letter from NASDAQ indicating that for 30 consecutive business days the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued listing on The NASDAQ Global Market. The Notice indicated that this matter is now closed.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in the design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugated paperboards, which are used for the production of its flexo-printed and color-printed cartons. The company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China. For more information, visit http://www.cnpti.com.

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